Exhibit 4.1

EXECUTION COPY

PROMISSORY NOTE

$3,000,000.00	March 31, 2010

FOR VALUE RECEIVED, the undersigned MDRNA, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of CEQUENT PHARMACEUTICALS, INC. (the “Lender”) the principal amount of Three Million and 00/100 ($3,000,000.00) Dollars or such portion thereof as may be advanced by the Lender pursuant to §1.2 of that certain loan agreement of even date herewith between the Lender and the Borrower (as the same may be amended, restated or otherwise modified from time to time, the “Loan Agreement”) and which remains outstanding from time to time hereunder (“Principal”), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder.

Interest on all unpaid Principal shall be due and payable monthly in arrears, on the fifteenth day of each month, commencing on the August 15, 2010 and continuing on the fifteenth day of each month thereafter and on the date of payment of this note in full, at a fixed rate per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) which shall at all times (except as described in the next sentence) be equal to ten percent (10.0%) per annum (but in no event in excess of the maximum rate permitted by then applicable law). After the occurrence and during the continuance of any Event of Default (as defined in the Loan Agreement) interest will, at the option of the Lender, accrue and be payable under this note at a rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum plus (ii) the per annum rate otherwise payable under this note (but in no event in excess of the maximum rate permitted by then applicable law). If the entire amount of any required Principal and/or interest is not paid within fifteen (15) days after the same is due, the Borrower shall pay to the Lender a late fee equal to five percent (5%) of the required payment.

Principal of this note shall be repaid by the Borrower to the Lender as follows: Principal hereof will be repaid in three (3) equal consecutive monthly installments (each in an amount equal to 1/3rd of the aggregate principal amount of the Term Loans (as defined in the Loan Agreement) outstanding at the close of business on August 14, 2010), such installments to commence August 15, 2010 and to continue on September 15, 2010, plus a third and final payment due and payable on October 15, 2010 in an amount equal to all then remaining Principal and all interest accrued but unpaid thereon.

The Borrower may at any time and from time to time upon five (5) days’ prior written notice to Lender prepay all or any portion of the Principal of this note, without premium or penalty. Each Principal prepayment shall be accompanied by payment of all interest on the prepaid amount accrued but unpaid to the date of payment. Any partial prepayment of Principal will be applied against Principal installments in inverse order of normal maturity.

Payments of both Principal and interest shall be made, in lawful money of the United States in immediately available funds, at the office of the Lender located at One Kendall Square,

Building 700, Cambridge, Massachusetts 02139, or at such other address as the Lender may from time to time designate.

The undersigned Borrower irrevocably authorizes the Lender to make or cause to be made, on a schedule attached to this note or on the books of the Lender, at or following the time of making any Term Loan and of receiving any payment of Principal, an appropriate notation reflecting such transaction and the then aggregate unpaid balance of Principal. Failure of the Lender to make any such notation shall not, however, affect any obligation of the Borrower hereunder or under the Loan Agreement. The unpaid Principal amount of this note, as recorded by the Lender from time to time on such schedule or on such books, shall constitute presumptive evidence of the aggregate unpaid principal amount of the Term Loans.

The Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred or paid by the Lender in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced.

This note is the Term Note referred to in, and is entitled to the benefits of, the Loan Agreement and is also entitled to the benefits of the Security Agreement and the Patent Security Agreements (each as defined in the Loan Agreement). The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Loan Agreement.

THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON THIS NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY RELATED DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PERSON. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS NOTE AND TO MAKE THE TERM LOANS AS CONTEMPLATED IN THE LOAN AGREEMENT.

**The next page is the signature page.**

Executed, as an instrument under seal, as of the day and year first above written.

MDRNA, INC.

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President and Chief Executive Officer

Signature Page to Term Note